Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333‑168018 and 333‑132854 on Form S-8 and 333-209031 on Form S-4 of our reports dated February 26, 2016, relating to the consolidated financial statements of Western Refining, Inc. and subsidiaries, and the effectiveness of Western Refining, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10‑K of Western Refining, Inc. for the year ended December 31, 2015.
/s/ DELOITTE AND TOUCHE LLP
Phoenix, Arizona
February 26, 2016